Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204075) of Journal Media Group, Inc. of our report dated June 9, 2015 relating to the financial statements of JRN Newspapers, which appears in this Current Report on Form 8‑K/A of Journal Media Group, Inc.

/s/ PricewaterhouseCoopers LLP
New York, New York

June 9, 2015